Exhibit (a)(1)

                 FERGHANA-WELLSPRING EXCHANGE-TRADED FUND, INC.
                 ----------------------------------------------


                              ARTICLES OF AMENDMENT



                  Ferghana-Wellspring Exchange Traded-Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Article II of the charter of the Corporation (the "Charter") is hereby amended to change the name of the Corporation to "HealthShares(TM), Inc.

                  SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

                  THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                  IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 30th day of May, 2006.





ATTEST:                               FERGHANA-WELLSPRING
                                      EXCHANGE-TRADED FUND, INC.


/s/ David W. Jaffin                   By:  /s/ William J. Kridel, Jr.
----------------------------------        --------------------------------------
David W. Jaffin                                William J. Kridel, Jr.
Secretary                                      President